Exhibit 10.10
ANNUAL PERFORMANCE COMPENSATION AWARD AGREEMENT
Year 2025 STIP Award

THIS ANNUAL PERFORMANCE COMPENSATION AWARD AGREEMENT
(this “Agreement”) is effective as of [ ], 2025 (the “Grant Date”) by and between Diversified Energy Company PLC, a public limited company incorporated under the laws of England and Wales (the “Company”), and [ ], a resident of the State of [ ] in the United States (the “Recipient”). Capitalized terms that are used but not defined in this Agreement shall have the meaning ascribed to them in the Plan (as defined below).

WHEREAS, the Recipient is an Employee of a subsidiary of the Company; and

WHEREAS, the Company has adopted the Diversified Energy Company PLC 2017 Equity Incentive Plan (as amended and restated, the “Plan”), pursuant to which Performance Compensation Awards may be granted to Employees of the Company and its Affiliates; and

WHEREAS, the Company has determined that it is in the best interests of the Company and its shareholders to grant the Performance Compensation Award provided for herein to the Recipient, on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the promises and mutual covenants contained in this Agreement, the parties hereto, intending to be legally bound, agree as follows:
1.Award; Performance Period; Max Dollar Amount. Subject to the terms and conditions hereof and of the Plan, pursuant to Section 7.4 of the Plan, the Company hereby grants to the Recipient the right to earn a bonus (the “Award”) under the Plan based upon the degree of the Company’s achievement of the Performance Goals set forth in Section 2 over the fiscal year commencing on January 1, 2025, and ending on December 31, 2025 (the “Performance Period”). The maximum amount of the Recipient’s Award shall be [ ] (the “Max Dollar Amount”). This Award represents the right to earn up to 100% of the Max Dollar Amount. The actual amount of the Award that is earned, if any, shall be determined pursuant to Section 2 and may be equal to or less than the Max Dollar Amount based on the Company’s performance during the Performance Period.
2.Performance Goals; Calculation of Award Amount
2.1.The percentage of the Recipient’s Max Dollar Amount that is earned, if any, will be determined at the end of the Performance Period based on the level of achievement of the Performance Goals, as provided for in accordance with Exhibit A.

2.2.Following the completion of the Performance Period, the Company shall review and certify in writing whether, and to what extent, the Performance Goals have been achieved and, if so, calculate and certify in writing the amount of the Award earned. The Company shall have the authority to adjust or modify the calculation of the Performance Goals for the Performance Period in order to prevent the diminution or enlargement of the rights of the Recipient based on any extraordinary circumstances (including the performance of the Company, the

Exhibit 10.10
Recipient or any business) that it deems appropriate. Such written certification of the Company shall be final, conclusive and binding on the Recipient, and on all other persons, to the maximum extent permitted by law.

3.Payment of Awards. The percentage of the Recipient’s Max Dollar Amount that is earned under this Agreement shall be paid in cash no later than March 25 of the calendar year following the end of the Performance Period.

4.Definitions. Capitalized terms that are used but not defined in this Agreement shall have the meaning ascribed to them in the Plan. Certain terms below are defined as follows:

4.1.“Affiliate” means a corporation or other entity that, directly or through one or more intermediaries, Controls, is Controlled by or is under common Control with, the Company.

4.2.Change in Control”

4.2.1.Said definition means:

4.2.1.1.any person (either alone or together with any person acting in concert with him) obtains Control of the Company, which may include as a result of making (i) a general offer to acquire the majority of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied, the person making the offer will have Control of the Company; or (ii) a general offer to acquire a majority of the Company’s shares; provided, however, that for purposes of this Agreement, the foregoing shall not constitute a Change in Control with respect to: (A) any acquisition by the Company or any Affiliate; (B) any acquisition by any employee benefit plan sponsored or maintained by the Company or any subsidiary or Affiliate; or (C) any acquisition which complies with clauses (i), (ii) and (iii) of Subsection 4.2.1.7 of this definition;
4.2.1.2.any person obtains Control of the Company in pursuance of a compromise or arrangement sanctioned by the Court under section 899 of The United Kingdom Companies Act of 2006; provided, however, that for purposes of this Agreement, the foregoing shall not constitute a Change in Control with respect to: (A) any acquisition by the Company or any Affiliate; (B) any acquisition by any employee benefit plan sponsored or maintained by the Company or any subsidiary or Affiliate; or (C) any acquisition which complies with clauses (i), (ii) and (iii) of Subsection 4.2.1.7 of this definition;

4.2.1.3.any person acquires Shares in the Company under sections 979 to 989 of The United Kingdom Companies Act of 2006; provided, however, that for purposes of this Agreement, the foregoing shall not constitute a Change in Control with respect to:
(A) any acquisition by the Company or any Affiliate; (B) any acquisition by any employee benefit plan sponsored or maintained by the Company or any subsidiary or Affiliate; or (C) any acquisition which complies with clauses (i), (ii) and (iii) of Subsection 4.2.1.7 of this definition;

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Exhibit 10.10

4.2.1.4.notice is given of a resolution for the voluntary or compulsory winding-up of the Company or the date which is ten (10) business days prior to the consummation of a complete liquidation or dissolution of the Company;

4.2.1.5.the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries, taken as a whole, to any entity or person that is not a subsidiary or Affiliate of the Company;

4.2.1.6.the acquisition by any person or entity of Beneficial Ownership of 50% or more (on a fully diluted basis) of either (i) the then outstanding shares of Common Stock of the Company, taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock (the “Outstanding Company Common Stock”); or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Agreement, the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Company or any Affiliate; (B) any acquisition by any employee benefit plan sponsored or maintained by the Company or any subsidiary or Affiliate; or (C) any acquisition which complies with clauses (i), (ii) and (iii) of Subsection 4.2.1.7 of this definition; or

the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (i) more than 50% of the total voting power of (A) the entity resulting from such Business Combination (the “Surviving Company”); or (B) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the members of the board of directors (or the analogous governing body) of the Surviving Company (the “Parent Company”), is represented by the Outstanding Company Voting Securities or the Outstanding Company Common Stock that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the Outstanding Company Voting Securities or the Outstanding Company Common Stock were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding Company Voting Securities or the Outstanding Company Common Stock among the holders thereof immediately prior to the Business Combination; (ii) no person or entity (other than any employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company) is or becomes the Beneficial Owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect members of the board of directors of the Parent Company (or the analogous governing body) (or, if there is no Parent Company, the Surviving Company); and (iii) at least a majority of the members of the board of directors (or the

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Exhibit 10.10
analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Business Combination were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination.

4.2.2.Notwithstanding the definition of Change in Control above, to the extent that any amount to be paid is considered “deferred compensation” under Section 409A of the Code, then the definition of Change in Control will be as defined above, except to the extent inconsistent with Section 409A of the Code, in which case any inconsistency will be resolved in favor of said section.

4.3.“Control” shall mean the right to secure how the affairs of an corporation or other entity (ex. the Company) are conducted including through the right to exercise fifty percent (50%) or more of the corporation or other entity’s voting rights or through other powers conferred by the corporation or other entity’s constitutional documents.

4.4.“Good Reason” means the occurrence of any of the following conditions, without Recipient’s express written consent: (i) any significant diminution in the Recipient’s duties, responsibilities, authority, title, status or reporting structure; (ii) a reduction of the Recipient’s base salary of 10% or more (unless the reduction is applicable to all similarly situated employees); (iii) a reduction of the Recipient’s annual short term or long term bonus target of 10% or more (unless the reduction is applicable to all similarly situated employees); (iv) a geographical relocation of the Recipient’s principal office location by more than fifty (50) miles; and/or (iv) any other action or inaction that constitutes a material breach by the Company of (a) this Agreement,
(b) the April 27, 2021, version of the 2017 Equity Incentive Plan of the Company (or any replacement thereof or amendment thereto), or (c) any other bonus, incentive, employment, or offer agreement that the Recipient is a party to.
5.Service Requirements; Termination of Continuous Service; Change in Control

5.1.General. Except as otherwise provided in this Agreement, the Recipient shall be eligible to receive an Award only if the Recipient remains in Continuous Service to the Company through the last day of the Performance Period. If the Recipient’s Continuous Service terminates at any time prior to the last day of the Performance Period, then, except as otherwise provided in Sections 5.2 or 5.3, this Agreement shall be canceled immediately upon such termination of Continuous Service and the Recipient shall cease to have any right or entitlement to receive any payment hereunder. Nothing contained in this Agreement or in the Plan shall confer upon the Recipient any right to continue in the employment of the Company.

Effect of the Recipient’s Death, Disability or Other Termination. Notwithstanding anything to the contrary herein: (i) if the Recipient’s Continuous Service terminates during the Performance Period as a result of the Recipient’s death, professional retirement (as determined by the Company in its discretion), Disability, termination by the Company without Cause or termination by the Recipient for Good Reason, or (ii) if the Recipient’s Continuous Service terminates during the Performance Period as a result of termination by the Recipient without

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Exhibit 10.10
Good Reason and the Company exercises its sole discretion to determine that such Award shall not be canceled due to such termination of Continuous Service under this subsection (ii), then in the case of either (i) or (ii): the Recipient shall receive a pro rata portion of the Award that otherwise would have been payable hereunder, with the Recipient’s Award to be calculated in the manner set forth in Section 2, except that the amount of the Award, if any, will be pro-rated based on the number of days that the Recipient was in Continuous Service to the Company between the date of the beginning of the Performance Period and the date that the Recipient’s Continuous Service terminated as a percentage of the total number of days in the Performance Period. Such pro rata portion of the Award shall be paid in accordance with the provisions of Section 3 and in accordance with the timing specified in Section 3. Provided, however, that the Company in its sole discretion may determine that such Award will be issued at the Max Dollar Amount level, and that any payment shall occur no later than five (5) days following the termination of Continuous Service.

5.2.Change in Control. Notwithstanding anything to the contrary herein, if a Change in Control of the Company occurs during the Performance Period, then: (i) the Recipient shall receive a pro rata portion of the Award that otherwise would have been payable hereunder, with the Recipient’s Award to be calculated in the manner set forth in Section 2, pro-rated based on the number of days in the Performance Period that the Recipient was in Continuous Service to the Company between the date of the beginning of the Performance Period and the date of Change in Control as a percentage of the total number of days in the Performance Period; and (ii) the amount payable shall be the Max Dollar Amount (and not prorated) if the Recipient’s Continuous Service terminated less than one hundred eighty (180) days prior to the Change in Control as a result of termination by the Company without Cause or termination by the Recipient for Good Reason. Such payments shall be paid all in cash and within fifteen (15) days of the date of the Change in Control.

6.Restrictions on Transfer. Subject to any exceptions set forth in this Agreement or the Plan, the Award and the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Recipient without the advance written consent of the Company. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Award or the rights relating thereto in violation of the provisions of this Agreement shall be wholly ineffective and, if any such attempt is made, the Award will be forfeited by the Recipient and all of the Recipient’s rights relating thereto shall immediately terminate without any payment or consideration by the Company.
7.No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon the Recipient any right to be retained in any position, as an Employee, Consultant or Director of the Company or any Affiliate of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Recipient’s Continuous Service at any time, with or without Cause.

8.Tax Liability and Withholding

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Exhibit 10.10
The Recipient shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Recipient pursuant to the Plan, the amount of any required withholding taxes in respect of any earned Award and to take all such other action as the Company deems necessary to satisfy all obligations for the payment of such withholding taxes. The Company may permit the Recipient to satisfy any federal, state or local tax withholding obligation by any of the following means (subject to Section 409A of the Code, in addition to the Company’s right to withhold from compensation paid to the Recipient), or by a combination of such means:

8.1.1.tendering a cash payment.

8.1.2.authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable or deliverable to the Recipient; provided, however, that no shares of Common Stock shall be withheld with a value exceeding the maximum amount of tax required to be withheld by law.

8.1.3.delivering to the Company previously owned and unencumbered shares of Common Stock.

8.1.Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Recipient’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant of the Award or the payment of any cash bonus; and
(b) does not commit to structure the Award to reduce or eliminate the Recipient’s liability for Tax-Related Items.

9.Representations and Warranties and Covenants of the Recipient.    The Recipient hereby represents and warrants to and covenants with the Company as follows:
9.1.The Recipient understands that the Company is relying upon the representations and agreements contained in this Agreement (and any supplemental information) for the purpose of determining whether the grant of this Award meets the requirements for exemptions from registration under federal, state and foreign securities laws.

9.2.The Recipient is not relying on (and will not at any time rely on) any communication (written or oral) of the Company or any of its Affiliates, as investment or tax advice or as a recommendation to accept this Award. With the assistance of the Recipient’s own professional advisors, to the extent that the Recipient has deemed appropriate, the Recipient has made its own legal, tax, accounting and financial evaluation of the merits and risks of this Award and the consequences of this Agreement.
As a condition to the grant of this Award, the Recipient acknowledges and agrees that, notwithstanding anything in the Plan or this Agreement to the contrary, (i) this Award is subject in all respects to any written policy or policies adopted from time to time by the Board or the Remuneration Committee (the “Committee”) of the Board (as in effect from time to time,

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Exhibit 10.10
“Company Policies”), including without limitation the Company’s Malus and Clawback Policy, as amended or replaced from time to time (the “Clawback Policy”), and any other equity ownership or equity retention policy, as applicable, and (ii) the Company shall be entitled, to the extent permitted or required by applicable law (including Section 409A), Company Policy and/or the requirements of any stock exchange on which the Company’s shares of Common Stock are listed for trading, in each case, as in effect from time to time, to recoup or claw back compensation of whatever kind paid by the Company or any of its Affiliates at any time to the Recipient under the Plan, including this Award. In order to give effect to the provisions of the Clawback Policy, the Recipient (i) hereby formally appoints the Company (acting at the direction of the Committee) as his or her attorney-in-fact and agent, which power of attorney shall be coupled with an interest and shall have full power of substitution and resubstitution, in any and all capacities with respect to the Clawback Policy, and any other documents in connection therewith as the Company may deem necessary or desirable, each in such form as the Company may approve, and (ii) hereby agrees to indemnify each of the Company and its Directors and employees acting at the direction of the Board or any committee thereof for any losses, damages, fees and expenses incurred in connection with any and all acts undertaken by the Company, the Board or any committee thereof (or any Director or employee acting at the direction of the Board or such committee) in order to give effect to the Clawback Policy with respect to the Award.

10.Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the General Counsel of the Company at 414 Summers Street, Floor 2, Charleston, WV 25301, with a copy to the Chief Human Resources Officer at 1600 Corporate Drive, Birmingham, AL 35242. Any notice required to be delivered to the Recipient under this Agreement shall be in writing and addressed to the Recipient at the Recipient’s address as shown below or in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

11.Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Alabama without regard to conflict of law principles.
12.Award Subject to the Plan. This Agreement is subject to the Plan. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. Notwithstanding the foregoing, in the event of a conflict between the definition of a term herein and a definition of that same term in the Plan, the definition herein shall govern.

13.Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Recipient and the Recipient’s beneficiaries, executors, and administrators. The obligations of the Company under this Agreement shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company and its Affiliates, taken as a whole.

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Exhibit 10.10

Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

14.Discretionary Nature of the Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion; provided, that, unless otherwise provided in the Plan, no such termination or cancellation shall adversely affect the Recipient’s material rights under this Agreement without the Recipient’s consent. The grant of the Award does not create any contractual right or other right to receive any other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Recipient’s employment with the Company or an Affiliate of the Company.

15.Amendment. The Company has the right to amend, alter, suspend, discontinue or cancel the Award, prospectively or retroactively; provided, that, unless otherwise provided in the Plan, no such amendment, alteration, suspension, discontinuance or cancellation shall adversely affect the Recipient’s material rights under this Agreement without the Recipient’s consent. Nothing herein shall amend or supersede any binding agreement between Company and Recipient executed prior hereto.

16.Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Recipient on account of non-compliance with Section 409A of the Code.
17.No Impact on Other Benefits. Unless otherwise required by the terms of the applicable plan or program, the value of the Recipient’s Award is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

18.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
19.Recipient Undertaking. The Recipient hereby agrees to take whatever additional action and execute whatever additional documents the Company may in its judgment deem

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Exhibit 10.10
necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Recipient pursuant to the express provisions of this Agreement.

Acceptance. The Recipient hereby acknowledges receipt of a copy of the Plan and this Agreement. The Recipient has read and understands the terms and provisions thereof, and accepts the Award subject to all of the terms and conditions of the Plan and this Agreement. The Recipient acknowledges that there may be adverse tax consequences upon the payment of any bonus or Award and that the Recipient has been advised to consult a tax advisor prior to such payment, issuance or disposition.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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Exhibit 10.10

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

DIVERSIFIED ENERGY COMPANY PLC

By:      Name: Rusty Hutson, Jr.
Title: Chief Executive Officer

RECIPIENT

By:      Name:
Address:

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Exhibit 10.10
EXHIBIT A

Performance Goals

Except as otherwise provided herein, the percentage of the Max Dollar Amount that is earned with respect to the Performance Period shall be based on the Company’s achievement of the Performance Goal, as calculated in accordance with the table attached as “Appendix 1”. The key performance indicators (“KPI”) for each of the seven (7) components of the Performance Goal are set forth below. The calculation of the Award payment shall be weighted as follows for each of the seven (7) components of the Performance Goal:
•Threshold KPI shall equate to the percentage of the portion of the Max Dollar Amount eligible to be earned for such KPI, as set forth in Appendix 1.
•Target KPI shall equate to the percentage of the portion of the Max Dollar Amount eligible to be earned for such KPI, as set forth in Appendix 1.
•Stretch KPI shall equate to 100% of the portion of the Max Dollar Amount eligible to be earned for such KPI, as set forth in Appendix 1.
•Performance between the Threshold KPI, Target KPI and Stretch KPI shall be a calculated using straight-line interpolation, unless indicated otherwise in Appendix 1.
•If the Company does not at least attain a level of Threshold KPI for a component, then the weight attributed to that component shall be 0%.
* A hypothetical illustration depicting the calculation methodology is below. For clarity, the illustration below is merely a hypothetical depiction for illustrative purposes. For clarity, the 91.25% Total Percent amount shown below is utilized for the sake of demonstrating how a bonus payment would be calculated if the final calculation of Performance Goals for 2025 equaled 91.25%. The numbers in the below hypothetical, including the total Maximum Dollar Amount of $100,000, are for example purposes only.

Component	Weighted Portion of Award Calculation	Threshold KPI	Target KPI	Stretch KPI	Hypothetical Company Performance in 2025	Corresponding Percentage Under Hypothetical
Adjusted EBITDA Per Share	50.00%	25.00%	75.00%	100.00%	Stretch	50.00%
Cash Cost Per Unit	25.00%	25.00%	75.00%	100.00%	Stretch	25.00%
Environmental (Methane Slip	8.75%	25.00%	75.00%	100.00%
& Flaring, Etc.)					Target	6.56%
Environmental (Pneumatic	8.75%	25.00%	75.00%	100.00%
Valve Mitigation)					Target	6.56%
Social - TRIR	2.50%	25.00%	75.00%	100.00%	Threshold	0.63%
Social - LTI	2.50%	25.00%	75.00%	100.00%	Threshold	0.63%
Social - MVA	2.50%	25.00%	75.00%	100.00%	Target	1.88%
	100.00%				Total Percent:	91.25%

Max Dollar Amount (total possible award):	$100,000
Resulting Bonus = (a) Max Dollar Award times (b) Total Percent from Above):	$91,250

Exhibit 10.10
Appendix 1
* Notwithstanding anything to the contrary herein, the Committee may modify the below Threshold, Target, and Stretch goals for (a) Adjusted EBITDA per Share and (b) Cash Costs Per Unit – LOE, Midstream, Rec G&A ($/MCFe) in its reasonable discretion no later than August 30, 2025, if it determines the same would be appropriate to account for a revised Company budget that includes the Maverick Natural Resources acquisition.

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2025 STIP Metrics for Executive Directors and Executive Management

Metric	Weight	Threshold	Target	Stretch	Budget
Diluted Shares (incorporates equity raise)					*59,968*
Production (Mmcfe)					*295,864*
Cash Costs $ thousands (LOE, Midstream, G&A)					*$410,101*
Adjusted EBITDA ($ thousands)		*$440,600*	*$453,100*	*$465,600*	*$453,066*
Adjusted EBITDA per Share	**50.0%**	**$7.35**	**$7.56**	**$7.76**	$7.56
Cash Costs Per Unit - LOE, Midstream, Rec G&A ($/MCFe)	**25.0%**	**$1.45**	**$1.39**	**$1.35**	$1.39
Environmental, Sustainability & Governance	**25.0%**				
Environmental - Methane Slip & Flaring Assessment, Planning, Mitigation	*8.75%*	*Assess*	*Plan*	*Mitigate*	
Environmental - Pneumatic Valve Mitigation	*8.75%*	*1,000*	*1,100*	*1,200*	
Social - TRIR	*2.5%*	*0.92*	*0.87*	*0.82*	
Social - LTI	*2.5%*	*0.65*	*0.62*	*0.58*	
Social - MVA	*2.5%*	*0.51*	*0.49*	*0.46*	
	100%				

STIP Criteria

50% - HEDGE ADJUSTED EBITDA per Share – shall mean Adjusted EBITDA of the Company (as calculated on a consolidated basis) for a financial year as reported in the Company's public financial results subject to other adjustments at the Committee's discretion. The referenced KPI is annualized, inclusive of acquisitions and are on diluted shares.

	Payout
Threshold	25%
Target	75%
Stretch	100%

25% - Cash Costs per Unit – achieve budgeted cash costs for Base LOE, Midstream Expenses and Recurring General & Administrative (excludes Production Taxes and Gathering & Transportation) on a per unit basis ($/MCFe). Impact of unplanned inflationary factors caused by significant domestic or global events to be considered in evaluation of results. Expenses from acqusitions occuring in 2025 are not included in these metrics.

	Payout
Threshold = Budgeted Costs + 4% increase	25%
Target = Budgeted Costs	75%
Stretch = Budget less 3% decrease	100%

25% - Environmental, Sustainability, & Governance

Environmental -17.5%

8.75% Methane slip and flaring assessment, planning, & mitigation	Payout
Threshold = Assess/quantify emissions for 100% of units	25%
Target = Achieve Threshold plus creation of actionable early 2026 plan	75%
Stretch = Achieve Target plus mitigation of 10% of units (engines and/or flares)	100%

8.75% Pneumatic Valve mitigation	Payout
Threshold = Remedy 1,000 valves	25%
Target = Remedy 1,100 valves	75%
Stretch = Remedy 1,200 valves	100%

Sustainability & Governance – 7.5%

2.5% TRIR (improvement vs 3 year average)	Payout
Threshold = 0.92	25%
Target = 0.87	75%
Stretch = 0.82	100%

2.5% LTI (improvement vs 3 year average)	Payout
Threshold = 0.65	25%
Target = 0.62	75%
Stretch = 0.58	100%

2.5% MVA (improvement vs 3 year average)	Payout
Threshold = 0.51	25%
Target = 0.49	75%
Stretch = 0.46	100%